Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2012, with respect to the consolidated financial statements of Innovate/Protect, Inc. (a development stage company) contained in the Registration Statement. We consent to the use of the aforementioned report in the Amendment No. 1 of Form S-4, and to the use of our name as it appears under the caption "Experts".

/s/ GRANT THORNTON LLP

New York, New York

May 17, 2012